Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2009 (May 13, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements – An Amendment of ARB 51, as discussed in Note 4), related to the consolidated financial statements of International Paper Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to International Paper Company’s adoption of new accounting standards) and our report dated February 25, 2009 related to International Paper Company’s effectiveness of internal control over financial reporting, both of such reports appearing in the Current Report on Form 8-K dated May 13, 2009 of International Paper Company, and our report dated February 25, 2009 related to the consolidated financial statement schedule appearing in Item 15 (a)(2) in the Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Memphis, Tennessee

May 18, 2009